EXHIBIT 16.1

NESRACORP INC.

PRIVATE AND CONFIDENTIAL

                        August 13, 2004

BY FAX TO 1-407-977-1186
AND REGISTERED MAIL

Bio-One Corporation
1630 Winter Springs Boulevard
Winter Springs, Florida 32708

Attention: Mr. Armand Dauplaise, President and Chief Executive Officer

BY HAND AND BY FAX TO 1-561-750-8926

Interactive Nutrition International Inc.
2487 Kaladar Avenue, Suite 360E
Ottawa, Ontario KIV 8B9

Attention: Mr. Bernard Shinder, Director

BY HAND

Interactive Nutrition International Inc.
2487 Kaladar Avenue, Suite 360E
Ottawa, Ontario K1V 8B9

Attention: Mr. Eli Nesrallah, President and Chief Executive Officer

Dear Sirs:

Re:          $15,000,000.00 Convertible Promissory Note dated March 31, 2004 held by
Nesracorp Inc. from Interactive Nutrition International Inc.

Further to the discussions held during the last several months, our letter of position dated July 7, 2004 and the recent discussions between Pamela Nesrallah, representing Nesracorp Inc. (“Nesracorp”) and Mr. Bernard Shinder and Mr. Armand Dauplaise, representing Bio-One Corporation (“Bio-One”) and Interactive Nutrition International Inc. (“Interactive”), we wish to confirm by way of this letter Nesracorp continuing concerns with respect to your indebtedness to Nesracorp as expressed in these discussions, letter and meeting as well as the requirements of Nesracorp with respect to our forbearance from exercising our rights under our security.

The details of your indebtedness in our favor are set out in the $15,000,000.00 Convertible Promissory note issued by you and dated March 31, 2040 (the “Promissory Note). In particular, the Promissory Note calls for payments of $263,158,.00 on the first day of each calendar month, commencing July 1, 2004. Unfortunately, the payment due on July 1, 2004 as referred to in our letter of July 7, 2004 has still not been made and accordingly you remain in default under the Promissory Note. Interest accrued after default at the prime rate of the Royal Bank of Canada plus 2% per annum. In this letter all amounts are stated in Canadian dollars.

Attached to and forming part of this letter as Schedule “A” is a cash flow plan and budget (the “Budget”) prepared by Bio-One and Interactive in support of the forbearance herein provided and in contemplation of the execution of this letter. Bio-One and Interactive hereby represent and warrant that they are familiar with the terms of the Budget and believe that it is reasonable and achievable, and Bio-One hereby covenants to make the cash injections contemplated therein. Bio-One and Interactive acknowledge that Nesracorp is entering into this forbearance letter based upon reliance on such representations, warranties and covenants.

Having given due consideration to this matter and in light of your agreement to the terms of our letter of July 7, 2004 and to the Budget, Nesracorp will agree to forebear from demanding payment under its Promissory Note and will continue to make its credit available on a day to day basis upon the following terms and conditions:

I.	the terms and conditions set out in the Promissory Note and in any security granted by you to Nesracorp shall continue in full force and effect, save as amended and subject to the terms and conditions set out herein;

II.	Bio-One and Interactive shall deliver forthwith to Nesracorp an Acknowledgement, in writing, under which Bio-One and Interactive shall acknowledge their default under the Promissory Note and agree that Nesracorp is entitled to enforce its creditor rights under the general security agreement and under any other security it holds from Bio-One and Interactive (the “Security”).

III.	Bio-One and Interactive hereby covenant and agree to keep Nesracorp advised of any significant legal or financial event detrimental to Bio-One’s or Interactive’s financial position at the earliest possible date prior to its implementation if being planned or forthwith upon its occurrence;

IV.	Interactive hereby undertakes to meet and observe the terms of the Budget, and to maintain its financial position without deterioration;

V.	Interactive shall not, so long as it continues to be indebted to Nesracorp. Pay any dividends, redeem any shares, guarantee any debt, except for the RBC Credit Facility, as defined below, repay any shareholder loans or interest thereon or pay any management or other bonuses or distributions of income to Bio-One or to any of its related companies, except where funds are drawn and re-circulated to Interactive, without the prior written consent of Nesracorp;

VI.	Interactive shall enter into the RBC Credit Facility, as defined below, no later than August 20, 2004;

VII.	Interactive and Bio-One shall promptly do, make, execute, deliver, or cause to be done, made executed or delivered, all such further acts, documents and things as Nesracorp requires for the purpose of giving effect to the terms of this letter.

Any failure of Bio-One or Interactive to meet the Budget and respect the foregoing terms and conditions shall constitute default under this letter and Nesracorp shall, in its sole discretion, be free to exercise its remedies and enforce its Security.

Provided that you comply with the terms and conditions of this forbearance letter and satisfy all of the above-noted requirements to Nesracorp’s satisfaction, Nesracorp will forbear from enforcing its Security, which you acknowledge is valid and enforceable, until the earlier of:

October 20, 2004; and

VIII.	the date that either Bio-One or Interactive commits an act of default of their obligations to Nesracorp either under this forbearance letter, the Promissory Note or the Security; and

IX.	the date Nesracorp delivers to you a demand for payment of all indebtedness which Nesracorp shall be permitted to do on the occurrence of any one of the events described herein,

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which period commencing on August 13, 2004 shall be called the “Forbearance Period”.

During the Forbearance Period, interest shall accrue on all your indebtedness to Nesracorp (including all arrears) at the rate stipulated in the Promissory Note. If there shall be any default during the Forbearance Period, it is agreed that the entire balance of the Promissory Note shall accelerate and become due together with interest thereon, and, in that event, Nesracorp shall be entitled to enforce, without delay or further notice, all its rights under the Security in respect of the entire balance of the Promissory Note.

Provided that Bio-One and Interactive shall comply with the terms and conditions of this forbearance letter and satisfy all the above-noted requirements to Nesracorp’s satisfaction, Nesracorp will agree to subordinate or postpone its Security to a $2,000,000.00 operating line of credit facility with the Royal Bank of Canada (the “RBC Credit Facility”), provided that such agreement of Nesracorp shall be subject to the following conditions:

the Security shall be an is hereby amended to provide that a default under the RBC Credit Facility shall be an event of default under the Security;

X.	Notwithstanding the Postponement, Nesracorp shall not assign its claims to RBC and shall continue to receive the monthly payment required by the Promissory Note so long as there is no default under the RBC Credit Facility;

XI.	the proceeds of the RBC Credit Facility shall be segregated from its general operating account in a separate corporate bank account;

XII.	all withdrawals from the said corporate bank account shall be by way of cheques signed by such signing officers as are currently authorized to sign under the corporate bank account of Interactive; and

XIII.	prior to the execution by Nesracorp of the postponement agreement referred to above, Bio-One shall have obtained the written approval of the Royal bank of Canada to the terms of this letter.

Bio-One shall pay all of Nesracorp’s reasonable legal fees and out of pocket costs and goods and services taxes thereon which are or were incurred in connection with your default including, without limitation, the preparation and negotiation of the position letter dated July 7, 2004 and this forbearance letter and in connection with obtaining any additional security from yourself and maintaining the security in good standing and to the satisfaction of Nesracorp during the Forbearance Period.

During the Forbearance Period you shall not:

cause or permit any breach of this forbearance letter, the Promissory Note or any Security;

XI.	make a proposal, or apply for or seek relief from creditors under the BIA, the Companies’ Creditors Arrangement Act or any other legislation granting relief from creditors, or make an assignment for the general benefit of creditors or an assignment in bankruptcy under the BIA; and/or

XII.	cause or permit the sale, assignment, transfer or other disposition of any part of Interactive assets, property or undertaking other than as contemplated herein without Nesracorp’s prior written consent.

If you default in any terms or conditions of this forbearance letter, the Promissory Note or the Security, or should there be, in Nesracorp’s sole opinion, a further material adverse change in your financial condition or prospects, an increase in risk to Nesracorp or a deterioration of the Security, or should any other creditor take enforcement proceedings, file a writ of seizure and sale against you or commence a bankruptcy petition against you, the Forbearance Period shall terminate and Nesracorp shall, in its sole discretion, be free to exercise its remedies and enforce its Security.

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Please acknowledge your acceptance of all the above-noted terms and conditions by signing the duplicate original letter attached hereto and returning it to the undersigned at Nesracorp on or before August 13, 2004. Failure to do so may result in Nesracorp taking such actions as it deems necessary to protect its interests.

Yours very truly,

Pamela Nesrallah, Treasurer
Nesracorp Inc.

Copies by registered mail to:

Bernard Shinder, Director
Interactive Nutrition International Inc.
7578 Regency Lake Drive
Boca Raton, Florida 33433

Frank Clark, Director
Interactive Nutrition International Inc.
7313 Oak Leafe Way
Sarasota, Florida 34241

AGREED TO AND ACCEPTED THIS 13th DAY OF AUGUST, 2004.

BIO-ONE CORPORATION
Per

Armand Dauplaise
I have authority and bind the Corporation

Interactive Nutrition International Inc.
Per:

Bernard Shinder, Director
I have authority and bind the Corporation

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Schedule A - Budget And Cash Plan

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Cash Flow Chart

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Income COGS Matrix

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Expense Matrix

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Payroll

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AR AP Invoice Schedules

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Cash Flow Projections

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